EXHIBIT 99.1
SUMMARY FINANCIAL
STATEMENTS
FOR THE YEAR ENDED
March 31, 2006

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY
The Summary Financial Statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, except as stated in Note 1A to the Summary Financial Statements, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the Summary Financial Statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the Summary Financial Statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with the Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page. The audit opinion for the 2005/06 financial statements was signed by the Deputy Auditor General.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.

/s/ Ewald Boschmann Ewald Boschmann	/s/ Betty-Anne Pratt Betty-Anne Pratt
Deputy Minister of Finance	Provincial Comptroller

July 31, 2006

Office of the Auditor General

500 — 330 Portage Avenue
Winnipeg, Manitoba
CANADA R3C 0C4
AUDITOR’S REPORT
On the Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
I have audited the summary statement of financial position of the Province of Manitoba as at March 31,2006 and the summary statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
Reservation
As explained in the Note 1 A to these financial statements, the Province of Manitoba’s accounting policies contain an exception to Canadian generally accepted accounting principles, related to the inclusion of public school divisions. The effects of the non-consolidation of public school divisions on the reported assets, liabilities, revenues and expenses, and the information provided by way of notes to the financial statements cannot be determined.
Opinion
In my opinion, except for the effects of the inability to consolidate the assets, liabilities and the operating results of public school divisions, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2006 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

Winnipeg, Manitoba	Bonnie J. Lysyk, MBA, CA•CIA
July 31, 2006	Deputy Auditor General
Manitoba

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF FINANCIAL POSITION
As at March 31, 2006

		($ millions)
		2006	2005
SCHEDULE

	FINANCIAL ASSETS

	Cash and cash equivalents (Note 2)	1,088	1,137
	Temporary investments (Note 2)	323	267
1	Amounts receivable	900	900
	Inventories	40	36
	Prepaid expense	22	19
	Portfolio investments (Note 3)	608	545
2	Loans and advances	585	626
3	Equity in Government business enterprises (Note 5)	1,740	1,224
4	Other long-term investments	4	4

	Total Financial Assets	5,310	4,758

	LIABILITIES

5	Borrowings	18,559	18,390
	Less: Sinking funds (Note 6)	(2,739)	(2,729)
	Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	(6,276)	(6,215)

		9,544	9,446
	Less: Unamortized foreign currency fluctuation	(79)	(84)
	Net borrowings	9,465	9,362
6	Accounts payable, accrued charges, provisions and deferrals	2,397	2,305
	Pension liability (Note 12)	3,967	3,761

	Total Liabilities	15,829	15,428

	NET DEBT	(10,519)	(10,670)

	NON-FINANCIAL ASSETS (Note 1D.13)
7	Tangible capital assets	4,170	3,915

	ACCUMULATED DEFICIT	(6,349)	(6,755)

Information concerning the Government’s Guarantees, Contractual Obligations, Contingencies and Treaty Land Entitlement Obligations can be found in Notes 7, 8, 9 and 10.

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2006

	($ millions)
	2006	2005
REVENUE
Manitoba Collections:
Retail sales tax	1,198	1,125
Fuel taxes	236	235
Levy for health and education	303	287
Mining tax	39	41
Other taxes	509	531
Fees and other revenue	2, 057	1,842
Income taxes:
Corporation income tax	373	402
Individual income tax	1,949	1,842
Net income from Government business enterprises (Schedule 3)	958	679
Federal transfers:
Equalization	1, 601	1,699
Canada Health and Social Transfers	1,108	1,045
Health Reform Fund	—	55
Bill C-48	49	—
Shared cost and other	345	357

TOTAL REVENUE	10,725	10,140

EXPENSES
Health	3,849	3,560
Education	2,366	2,309
Family Services and Housing	1,075	1,020
Community, Economic and Resource Development	1,448	1,169
Justice and Other Government	822	755
Debt Servicing (Note 16)	790	765

TOTAL EXPENSES (Schedule 11)	10,350	9,578

SUMMARY NET INCOME (Schedule 9)	375	562

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2006

	($ millions)
	2006	2005
Opening accumulated deficit, as previously reported	(6,707)	(7,334)

Restatements (Note 4)	(48)	(48)

Opening accumulated deficit, as restated	(6,755)	(7,382)

Other Comprehensive Income (Note 4)	31	65

Summary net income for the year	375	562

Closing accumulated deficit, as restated	(6,349)	(6,755)

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2006

	($ millions)
	2006	2005
Annual Surplus	375	562

Acquisition of Tangible Capital Assets	(531)	(426)
Amortization of Tangible Capital Assets	266	254
Disposal of Tangible Capital Assets	10	4

	(255)	(168)

Other Comprehensive Income (Note 4)	31	65

Decrease in Net Debt	151	459

Net Debt, beginning of year	(10,670)	(11,129)

Net Debt, end of year	(10,519)	(10,670)

SUMMARY FINANCIAL STATEMENTS

SUMMARY STATEMENT OF CASH FLOW
For the Year Ended March 31, 2006

	($ millions)
	2006	2005
Cash and cash equivalents provided by (used in)
Operating activities:
Summary net income for the year	375	562
Changes in non-cash items:
Temporary investments	(56)	(60)
Amounts receivable	20	(124)
Valuation allowance	(31)	4
Inventories	(4)	2
Prepaids	3	—
Portfolio investments	(63)	(156)
Accounts payable, accrued charges, provisions and deferrals	92	117
Pension liability	206	190
Amortization of foreign currency fluctuation	5	6
Amortization of debt discount	7	8
Amortization of investment discounts and premiums	2	(1)
Workers Compensation Board Investment premium	—	28
Other Comprehensive Income	31	37
Disposal of tangible capital assets	10	4
Amortization of tangible capital assets	266	254

	863	871
Changes in equity in Government business enterprises	(516)	(286)

Cash provided by operating activities	347	585

Tangible capital assets
Acquisition of tangible capital assets	(531)	(426)

Cash used in capital activities	(531)	(426)

Investing activities:
Made	(590)	(584)
Realized	499	140

Cash used in investing activities	(91)	(444)

Financing activities:
Debt issued	2,901	2,671
Debt redeemed	(2,777)	(2,180)
Changes in sinking funds	102	197

Cash provided by financing activities	226	688

Increase (decrease) in cash and cash equivalents	(49)	403
Cash and cash equivalents, beginning of year	1,137	734

Cash and cash equivalents, end of year	1,088	1,137

SUMMARY FINANCIAL STATEMENTS

NOTES TO THE SUMMARY FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2006
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting

The Summary Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior Governments as recommended by the Canadian Institute of Chartered Accountants (CICA), with the following exception:

The financial statements do not reflect the financial position for public school divisions. The financial operations of these divisions are reflected only to the extent that their operations were financed from or contributed to the Summary Financial Statements. Changes to the GAAP definition of the Government Reporting Entity (GRE) required that the school divisions, and other organizations that were previously not included, become part of the GRE effective April 1, 2005. While the other organizations have been included in these financial statements, the school divisions will not be included until the March 31, 2008 fiscal year. The accounting system currently adopted by the school divisions does not provide sufficient information to allow for the consolidation of the school divisions into the Summary Financial Statements in accordance with GAAP. Changes to the school divisions accounting systems are presently underway and the impact of those changes will be reflected in the financial reporting for the year ended March 31, 2008.

B.	The Reporting Entity

Various funds, Crown organizations and Government business enterprises comprising the Government Reporting Entity are listed in Schedule 8.

The Operating Fund and Special Funds Special Purpose financial statements report amounts recorded as Government revenue, expense on Government programs, the lending and investment of Government funds, including funds of certain Crown organizations and Government business enterprises and the borrowing and repayment of debt.

To be considered a part of the Government Reporting Entity, an organization must be controlled by the Government. Control, as defined by the CICA Public Sector Accounting Standards Board, is the power to govern the financial and operating policies of another organization with the expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crown organizations are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the Government Reporting Entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. Where the fiscal year end dates of Crown organizations are not the same as that of the Government Reporting Entity and their transactions significantly affect the financial statements, their financial results are updated to March 31.

Government business enterprises, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the Government Reporting Entity. They are reported in these Summary Financial Statements using the modified equity method of accounting without adjusting their accounting policies to a basis consistent with that of the Government Reporting Entity. The financial results of enterprises are not updated to March 31 where their fiscal year end is not the same as that of the Government Reporting Entity, except when transactions which would significantly affect the Summary Financial Statements occur during the intervening period. Inter-entity accounts and transactions with Government business enterprises are not eliminated, nor are normal operating inter-entity transactions disclosed separately. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

SUMMARY FINANCIAL STATEMENTS

D.	Basis of Specific Accounting Policies

Government of Canada Receipts

Transfer payments from the Government of Canada include all accruals determined before June 15 each year for current year entitlements that have been authorized by March 31st, that can be reasonably estimated and for which any eligibility criteria have been met.

The Province’s share of individual and corporation income tax is recorded based upon cash receipts to March 31 plus an accrual of adjustments determined before June 15 each year.

Other Revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

Expenses

All expenses incurred for goods or services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the Government’s use that are reflected as expenses when incurred.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

Gross Accounting Concept

Revenues and expenses are recorded in gross amounts with the following exceptions:
1)	Refunds of revenue are treated as reductions of current year revenue.

2)	Decreases in valuation allowances previously provided are treated as reductions to expense.

3)	Recoveries of the debt servicing costs on self-sustaining debt of Government business enterprises are recorded as a reduction of debt servicing expense.
Liabilities and Assets
1)	All borrowings are expressed in Canadian dollars and are shown net of sinking funds, unamortized debt issue costs and debt of the Province of Manitoba held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31 adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

2)	The amount of the pension liability is based on actuarial calculations. When actual experience varies from actuarial estimates, the adjustments needed are amortized over the expected average remaining service life of the employee groups.

3)	The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims is based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses are amortized over the expected average remaining service life of the related employee group.

SUMMARY FINANCIAL STATEMENTS

4)	The year end translation adjustments reflecting the foreign currency fluctuation from the value at the issue date are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call and these gains and losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

5)	Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when the collection is considered doubtful or when the value of the investment is impaired. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

6)	Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date.

7)	Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue.

8)	Inventories held for resale are recorded at the lower of cost and net realizable value.

9)	The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset in service. The cost of tangible capital assets constructed by the Province include all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as a deferred revenue which is amortized to revenue on the same basis as the asset is amortized. Where the acquisition cost of a tangible capital asset is shared with other jurisdictions under a shared cost agreement, such contributions are deducted from the cost of the related asset with any amortization calculated on the net amount. Certain assets which have historical or cultural value including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

SUMMARY FINANCIAL STATEMENTS

10)	Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:

Land	Indefinite
Buildings and Leasehold Improvements
Buildings	25 to 40 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	10 years
Maintenance and road construction equipment	15 years
Computer hardware and software	4 to 1 5 years
Infrastructure Assets

Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is available to be put into service.

11)	During the 2000/01 fiscal year, the Federal Government created a Health Equipment and Infrastructure Fund for investment in new medical equipment. The Province’s share of this fund was $37 million. Funding from the Health Equipment and Infrastructure Fund has been treated as deferred revenue and will be brought into revenue based on actual purchases of equipment according to a defined schedule.

During the 2002/03 fiscal year, the Federal Government created a Diagnostic and Medical Equipment Fund for investment in new medical equipment. The Province’s share of this fund was $54 million. Funding from the Diagnostic and Medical Equipment Fund has been treated as deferred revenue and will be brought into revenue based on actual purchase of equipment according to a defined schedule.

12)	Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

13)	In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

14)	Effective for the 2005/06 fiscal year, the Government adopted an accounting policy regarding the recognition and measurement of environmental liabilities. An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated or likely to become obligated to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted where possible to reflect the time value of money.

SUMMARY FINANCIAL STATEMENTS

For past liabilities arising from contaminations or obligating events on or before March 31, 2005, there is a transition period (April 1, 2006 to March 31, 2009) to identify and record such liabilities. These liabilities will be recorded as an increase to the accumulated deficit until March 31, 2009. Subsequent to that, any past liability not previously recorded or sufficiently provided for will be recorded as an expense.
For liabilities arising from contaminations or obligating events after March 31, 2005, the amounts are recorded as an expense when identified.
E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable possible amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exist in the accrual of individual, corporate income taxes, Health Transfers and Canada Social Transfer entitlements, Federal Government transfers under Bill C-48, accruals for pension obligations, accruals for environmental obligations and allowances for doubtful loans and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Federal Government and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. Uncertainty related to Federal Government transfers under Bill C-48 relates to the ultimate determination of the transfer amounts being dependent upon audited current year financial results of the Federal Government. Dependent upon these final results, the transfer that the Province is eligible for could range from $0 to $98 million (recorded $49 million as current year’s revenue). The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Province’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Province’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.
2.	CASH AND TEMPORARY INVESTMENTS

Cash equivalents included in cash are recorded at cost. Market values approximate cost. Investment revenue earned during the year was $34 million (2005 — $35 million).

Temporary investments are recorded at the lower of cost and market value. As at March 31, 2006, the cost of temporary investments was $323 million (2005 — $267 million) with a market value of $323 million (2005 — $267 million). Investment revenue earned on the temporary investments funds during the year was $20 million (2005 — $12 million).

3.	PORTFOLIO INVESTMENTS

Portfolio investments are recorded at the lower of cost and net realizable value. As at March 31, 2006, the carrying value of portfolio investments was $608 million (2005 — $545 million). Portfolio investments earned $64 million during the year (2005 — $58 million).

SUMMARY FINANCIAL STATEMENTS

Portfolio investments include amounts invested with the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund. These investments represent funds set aside for the future retirement of the pension liability. These investments earn the respective Fund’s annual rate of return and reflect both the realized gains (losses) on sale of investments and unrealized market gain (loss) for the year. Investment income earned for the year was $61 million (2005 — $30 million). The fair value of these investments as at March 31, 2006 was $537 million (2005 — $382 million). These Funds are balanced funds and the investments consist primarily of cash equivalents, equities, bonds, mortgages and real estate.

4.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2006 fiscal year, restatements to the March 31, 2005 accumulated deficit and net income for the year were made to apply changes in accounting policies and due to correction of errors.

Adjustments were made to the opening accumulated deficit for the March 31, 2005 fiscal year to recognize the impact of changing accounting policies. These adjustments were made to recognize environmental liabilities ($142 million increase) and to recognize the liability associated with the recognition of prepaid expense in accordance with changes to public sector accounting standards ($19 million decrease).

Adjustments were made to the opening accumulated deficit for the March 31, 2005 fiscal year to apply changes due to correction of errors. An adjustment was made to recognize the liability associated with certain tax refunds that had not been identified and corrected in the 2005 fiscal year ($6 million increase).

Adjustments were made to the opening accumulated deficit for the March 31, 2005 fiscal year to account for the inclusion of eight additional entities into the Government Reporting Entity in accordance with changes to public sector accounting standards ($93 million decrease). These entities included; Collège universitaire de Saint-Boniface, First Nations of Northern Manitoba Child and Family Services Authority, First Nations of Southern Manitoba Child and Family Services Authority, Metis Child and Family Services Authority, Sport Manitoba Inc., St. Amant Centre Inc. (a component of the Winnipeg Regional Health Authority), Tire Stewardship Board and the University of Winnipeg.

In the March 31, 2006 fiscal year the Manitoba Public Insurance Corporation changed its accounting policies on the recognition of pension plan experience gains to recognize these gains and losses in the year in which they occur. Previously the policy was to amortize these gains and losses over the expected average remaining service life of the employee group. As a result of this change, the accumulated deficit for March 31, 2005 increased by $12 million.

The net effect of these adjustments is a $48 million increase to March 31, 2005 opening accumulated deficit.

In the March 31, 2005 fiscal year, the Workers Compensation Board elected to change its accounting policies on the recognition of gains and losses (other comprehensive income) in accordance with changes to accounting standards on the recognition of these gains and losses. As a result of this change the accumulated deficit for March 31, 2005 decreased by $28 million. In the March 31, 2006 fiscal year, the Government adopted the policy to recognize this other comprehensive income as a charge to the accumulate deficit in accordance with new public sector accounting policy standards. The net effect of these changes is a $37 million decrease to the March 31, 2005 summary net income. The net effect of these adjustments is a $65 million increase to the March 31, 2005 accumulated deficit.

5.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The category definitions are as follows:

Utility:
An enterprise which provides public utility services for a fee.
Insurance:
An enterprise which provides insurance coverage services to the public for a fee.

SUMMARY FINANCIAL STATEMENTS

Finance:
Enterprises which provide regulatory control and are revenue generating, or enterprises which use economy of scale to deliver goods and services to non-government clients.
Resource Development:
Enterprises charged with the development of various industries and/or the delivery of various goods and services which will assist the provincial economy.
Included in the equity in Government business enterprises are equities which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs.
Equity in Government business enterprises is comprised of:

	($ millions)
	2006	2005
Restricted Equity in Government Business Enterprises:

Manitoba Hydro-Electric Board	1,285	870
Manitoba Public Insurance Corporation	260	212
Workers Compensation Board	184	131

	1,729	1,213

Unrestricted Equity in Government Business Enterprises:

Manitoba Lotteries Corporation	5	5
Manitoba Product Stewardship Corporation	2	2
Manitoba Public Insurance Corporation	4	4

	11	11

Equity in Government Business Enterprises	1,740	1,224

6.	SINKING FUNDS

Sinking funds are recorded at the lower of cost and market value. As at March 31, 2006, sinking funds had a cost of $2,739 million (2005 — $2,729 million) and a market value of $2,753 million (2005 — $2,828 million). Investment revenue earned on the sinking funds during the year was $204 million (2005 — $219 million).

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Province’s sinking fund. The Province’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. In addition, the Province’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

As provided by The Manitoba Hydro Act, the Manitoba Hydro-Electric Board (Hydro) is required to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of i.) 1% of the principal amount of Hydro’s outstanding debt on the preceding March 31 and, ii.) 4% of the balance of cash and book value of securities in the sinking fund at such date. Sinking funds are invested in Government bonds and the bonds of highly rated corporations and financial institutions. Interest earned on money and securities in the sinking fund is paid to Hydro.

SUMMARY FINANCIAL STATEMENTS

The sinking funds are allocated as follows:

	($ millions)
	2006	2005
Province of Manitoba	2,151	2,148
Manitoba Hydro-Electric Board	586	579
University of Manitoba	2	2

Total sinking funds	2,739	2,729

     Sinking funds are invested as follows:

	($ millions)
	2006	2005
Cash and temporary investments	223	268
Portfolio investments	2,516	2,461

	2,739	2,729

7.	GUARANTEES

The Government Reporting Entity has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and other securities. Debt guaranteed by the Province is guaranteed as to principal and interest until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are as follows:

	Authorized	($ millions)
	Limit	2006	2005
Canada Mortgage and Housing Corporate Mortgages	1	—	—
Manitoba Business Start Program	5	1	1
Manitoba Agricultural Services Corporation (Note a)		59	56
Manitoba Housing & Renewal Corporation (Note b)		6	7
Rural Entrepreneur Assistance Program (Note c)	16	4	4
Manitoba Student Financial Assistance Program (Note d)	20	7	8
Rural Municipality of Richot	1	1	1

		78	77
Manitoba Grow Bonds		5	6

Total guarantees outstanding		83	83

The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantee. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees. Provision for future losses on guarantees in the amount of $20 million (2005 — $18 million) has been recorded in the accounts.
Note a — The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:
Guaranteed Operating Loan Program — guarantees each participating lending institution 12 ½% of the respective value of loans made under this program.
Manitoba Cattle Feeder Associations Loans Guarantees — for each association guarantee 25% of the loan to a maximum guarantee of $1 million.
Diversification Loan Guarantee Program — guarantees 25% of loans made by participating lenders, for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.
Enhanced Diversification Loan Guarantee Program — eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.
Note b — The Manitoba Housing and Renewal Corporation has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

SUMMARY FINANCIAL STATEMENTS

Note c — The Province provides guarantees on new and expanding small or home business loans, with a five year term.
Note d — The Government guarantees three types of student loans issued in the past twelve years:
i.	Guaranteed loans: issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed should the loan be deemed to be in default.

ii.	Limited risk loans: issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

iii.	Non-risk loans: issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.
8.	CONTRACTUAL OBLIGATIONS
A.	Operating Obligations

The Government Reporting Entity has made future obligations under long-term contracts that cover the rental of tangible capital assets. These financial obligations as at March 31 are as follows:

	Government		($ millions)
	Business		Total
	Enterprises	Other	2006	2005
Rental of tangible capital assets	61	145	206	222

The Government Reporting Entity has obligations which are not capital in nature, related primarily to future loans and grants and the maintenance of desktop equipment totalling $79 million (2005 — $77 million).

B.	Capital Obligations

The Government Reporting Entity has approved long-term financial arrangements.

Future Obligations:

	Government		($ millions)
	Business		Total
	Enterprises	Other	2006	2005
Tangible capital assets, infrastructure and capital grants	98	117	215	282
Approved mortgages	—	21	21	7

	98	138	236	289

The Manitoba Hydro-Electric Board made a commitment to towards the construction of an office building in downtown Winnipeg. Construction on this building is underway and is expected to be complete on or before September 3, 2007.
The Province has undertaken to expand the Red River Floodway. Through the Manitoba Floodway Authority, the Province is a party to a funding agreement with the Government of Canada for a $240 million (2005 — $240 million) expansion project and has committed to provide $120 million (2005 — $120 million) towards the $240 million (2005 — $240 million) expansion project. Subsequent to the year end a funding amendment was reached between the Government of Canada and the Government of Manitoba increasing the joint contribution by $84 million to a total of $324 million.

SUMMARY FINANCIAL STATEMENTS

The Government has made contractual obligations against future appropriations that cover the purchase or development of tangible capital assets. Funding is provided annually from appropriations of the Capital Budget. These obligations as at March 31 are as follows:

	($ millions)
	2006	2005
Buildings	3	2
Transportation	34	14
Dams and Water Management Structures	2	2
Equipment	—	1

	39	19

9.	CONTINGENCIES
The Government has been named in various legal actions, including treaty land entitlements. No provision has been made at March 31, 2006 in the accounts where the final results are uncertain.
A.	Disaster Financial Assistance

A provision has been made at March 31, 2006 for all flood claims and other disaster financial assistance. The final amount of the Government’s share of these costs under shared cost agreements is uncertain at the date these financial statements were issued.
B.	Northern Development Projects

The Province is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

In recognition of all anticipated payments, Hydro has recorded a total liability of $121 million (2005 — $104 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

C.	Canadian Blood Services

Most provinces, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. Their March 31, 2005 audited financial statements indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2005 is $174 million (2004 — $163 million). The related assets as at March 31, 2005 total $208 million (2004 — $187 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, as at March 31, 2005, the Province of Manitoba’s share of the provision for future claims is offset with designated assets which, at that point, exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2005. March 31, 2006 figures are not available for comparison.

SUMMARY FINANCIAL STATEMENTS

10.	TREATY LAND ENTITLEMENT OBLIGATIONS

To meet Manitoba’s obligation under treaty land entitlement (TLE) agreements, approximately 195,908 acres of provincial Crown land have been transferred to the Government of Canada (Canada) for First Nations.

This transfer will help strengthen the economic development of these First Nations. Manitoba continues to work with Canada and First Nations on a number of initiatives leading to greater self-government in areas such as land and child and family services delivery.

Manitoba’s obligations under the Treaty Land Entitlement Framework Agreement requires the setting aside of 985,949 acres of Crown land. To date, 871,428 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, including mines and minerals and other interests normally reserved for the Province under the Crown Land Act or any other statute.

11.	ENVIRONMENTAL ISSUES

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment.

12.	PENSION PLANS

The Government of the Province of Manitoba supports ten separate pension plans. These include the Civil Service Plan (CSP), the Teachers’ Plan (TP), the Members of the Legislative Assembly Plan (MLAP), the Legislative Assembly Pension Plan (LAPP), the University of Manitoba Pension Plan, the Brandon University Retirement Plan, the Healthcare Employees Pension Plan (HEPP), the Judges’ Supplemental Pension Plan, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) and the University of Winnipeg Pension Plan. HEPP offers retirement benefits to employees of health care facilities. The pension plans for the Universities of Manitoba, Winnipeg and Brandon and HEPP are fully funded. There is no unfunded liability reported by the actuaries of the university pension plans and HEPP.

The Government is required, under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, to set aside funds beginning in 2000/01, to address the Government’s unfunded pension liability. The minimum annual contribution must be sufficient to equal the contributions made by employees and teachers hired on or after April 1, 2000. While the minimum contribution for the year ended March 31, 2006 was $21 million (2005 — $17 million), the Government set aside $85 million (2005 — $79 million) in the Pension Assets Fund. These funds are separately invested and maintained in trust accounts with Civil Service Superannuation Fund (CSSF) and Teachers’ Retirement Allowances Fund (TRAF) for the Government and are increased by the rate of return of the funds. Portfolio investments held in the CSSF and in the TRAF for the Government, from funds that it set aside for the future retirement of its pension liability amount to $537 million at March 31, 2006 (2005 — $382 million).

The actuarial valuations were based on a number of assumptions about future events, such as interest rates, wage and salary increases, inflation rates and rates of employee turnover, disability and mortality. Information about the economic assumptions used in the most recent actuarial valuations is provided below. Demographic assumptions used in the valuations reflect the experience of the plans.

SUMMARY FINANCIAL STATEMENTS

		Real Rate	Inflation	Investment Rate
Plan	Latest Valuation	of Return	Rate	of Return
Civil Service	December 31, 2004	4.00%	2.50%	6.50%
Teachers’	January 1,2004	4.25%	2.50%	6.75%
MLA	March 31, 2003	4.00%	2.75%	6.75%
LAPP	March 31, 2005	3.25%	2.75%	6.00%
University of Manitoba	December 31, 2003	4.00%	2.50%	6.50%
Brandon University	December 31, 2003	3.50%	2.50%	6.00%
HEPP	December 31, 2003	3.50%	3.00%	6.50%
Judges’ Supplemental	March 31, 2003	3.25%	2.75%	6.00%
WCFSP	December 31,2004	3.50%	2.50%	6.00%
University of Winnipeg	December 31, 2004			6.50%[1]
				6.00%[2]

[1]	pre-retirement rate of return

[2]	post-retirement rate of return
During the year, an increase in employee contribution rate of 1.1% was approved for the Teachers’ Plan. No other amendments were made to any of the Plans.
The components of the unfunded pension liability and expense are as follows:

	($ millions)
	Pension	Pension
	Expense	Liability
	2006	2006	2005
Civil Service Plan
Pension Liability	163	1,703	1,606
Unamortized Net Actuarial Gains		14	19

Teachers’ Plan
Pension Liability	226	2,271	2,168
Unamortized Actuarial Losses		(82)	(90)

Members of the Legislative Assembly
Pension Liability	2	29	29
Unamortized Actuarial Gains		3	4

Legislative Assembly Pension Plan	1	1	N/A

Judges’ Supplemental Pension Plan	3	26	23

Other Plans	23	2	2

	418	3,967	3,761

The pension liabilities of Government business enterprises are disclosed in Schedule 3.
A.	Civil Service Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

As at March 31, 2006, the CSP had approximately 42,500 (2005 — 41,800) participants including active members, retired employees and former employees with entitlements.

SUMMARY FINANCIAL STATEMENTS

Certain amendments to the CSSA were made in 1992 which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Government’s share of pension costs attributable to the 1992 amendments to the CSSA. The CSSF account maintained on behalf of the Government at March 31, 2006 was $44 million (2005 — $38 million).

Effective December 15, 2000, the CSP was amended to include improved benefits. The cost of the plan amendments is fully funded from actuarially determined employee surpluses with no additional cost to the employer. The following describes the current terms of the CSP, with the previous terms indicated within brackets.

The lifetime pension calculation equals 2% of a member’s best five years average yearly pensionable earnings multiplied by pensionable service, minus 0.4% (previously 0.6%) of the average Canada Pension Plan (CPP) earnings for the same period multiplied by pensionable service since January 1,1966.

The CSSA requires that employees contribute 6.0% (previously 5.1%) on pensionable earnings up to the CPP maximum earnings, and 7.0% of pensionable earnings above the maximum. 89.8% of contributions are used to fund basic benefits and 10.2% of contributions are allocated for indexing benefits. Contributions continue until the employee’s retirement or other termination from service. Employee contributions for the year ended March 31, 2006 amounted to $76 million (2005 — $72 million).

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the consumer price index for Canada.

The Government does not make contributions to the CSSF during employees’ service. By legislation, however, it is required to pay 50% of the pension disbursements made from the CSSF. For the year ended March 31, 2006, payments of $99 million (2005 — $90 million) were made to the CSSF.

An actuarial report was completed for CSSF as of December 31, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $1,717 million as at March 31, 2006 (2005 — $1,625 million), which includes net unamortized actuarial gains of $14 million (2005 —$19 million). The increase in liability includes current year interest of $115 million (2005 — $99 million). The December 31, 2004 report disclosed an actuarial loss of $22 million which will be amortized over the 15 year expected average remaining service life of the employee groups. This actuarial loss has been combined with the actuarial loss from the December 31, 2001 actuarial report and the actuarial gain from the December 31, 1998 actuarial report. The 2006 combined amortization was a $5 million decrease to expenses (2005 — $7 million).

B.	Teachers’ Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

As at March 31, 2006, the Teachers’ Retirement Allowances Fund (TRAF) had approximately 32,200 (2005 —31,800) participants including active members, retired teachers and former teachers with entitlements.

The lifetime pension calculation is based upon the lesser of A or B:
A)	The years of service prior to July 1, 1980, multiplied by 2% and the average salary of the best 7 of the final 12 years of service and years of service after July 1, 1980, multiplied by 2% and the average salary of the best 5 of the final 12 years of service;

less

The years of service from January 1, 1966, to July 1,1980, multiplied by .6% and the average annual salary up to the yearly maximum pensionable earnings for the same period and years of service after July 1, 1980, multiplied by .6% and the annual salary up to the yearly maximum pensionable earnings for the same period.

SUMMARY FINANCIAL STATEMENTS

B)	70% of the weighted average annual salary of the member in the 7 and 5 year periods used above.
The TPA requires that teachers contribute 6.8% (prior to September 1, 2005 — 5.7%) on pensionable earnings up to the CPP maximum earnings, and 8.4% (prior to September 1, 2005 — 7.3%) on pensionable earnings above the maximum. 83.4% of contributions are used to fund basic benefits and 16.6% of contributions are allocated for indexing benefits. Contributions continue until the teacher’s retirement or other termination from service. Teacher contributions for the year ended March 31, 2006, amounted to $61 million (2005 — $52 million).

Indexing benefits are not guaranteed and are paid only to the extent that one half of the pension adjustment does not result in an unfunded pension liability in TRAF.

The Government does not make contributions to TRAF during teachers’ service. By legislation, however, it is required to pay 50% of the pension disbursements and other disbursements made by TRAF as provided for in the TPA. For the year ended March 31, 2006, payments of $115 million (2005 — $108 million) were made to TRAF.

An actuarial report was completed for TRAF as of January 1, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $2,189 million as at March 31, 2006 (2005 — $2,078 million), which includes unamortized actuarial losses of $82 million (2005 —$90 million). The increase in liability includes current year interest of $145 million (2005 — $138 million). The latest actuary’s calculation disclosed an actuarial loss of $4 million which will be amortized over the 12.5 year expected average remaining service life of the employee groups, commencing in the 2005/06 fiscal year. This actuarial loss has been combined with the actuarial loss from the January 1, 2001 actuarial report and actuarial loss from the 2004 funding valuation. The 2006 amortization expense was $9 million(2005 — $8 million).

C.	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA). For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April, 1995. For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. As at March 31, 2006, there are 115 (2005 — 116) plan members who are entitled to receive future pension benefits in accordance with the LAA.

The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

An actuarial report was completed for the MLA plan as of March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $32 million as at March 31, 2006 (2005 — $33 million), which includes unamortized actuarial gains of $3 million (2005 — $4 million). The change in liability includes current year interest of $2 million (2005 — $2 million). The March 31, 2003 report disclosed an actuarial gain of $2 million which will be amortized over the 10 year expected average remaining service life of the MLAs. This actuarial gain has been combined with the actuarial gain from the March 31, 2000 actuarial report. The 2006 combined amortization was a $0.6 million decrease to expenses (2005 — $0.6 million).

Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis, consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP while an active member of the Legislative Assembly, the Government’s contribution would be refundable.

SUMMARY FINANCIAL STATEMENTS

D.	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible Members of Legislative Assembly (MLA) who elect to participate in the plan. The following persons may elect to become members of the plan:
a)	a person who is an MLA when the plan is registered;

b)	a person who becomes an MLA after the plan is registered

c)	a person who
i)	was an MLA on May 2, 2003, and has not since been re-elected, and

ii)	wishes to purchase a period of pensionable service in respect of his or her membership in the Assembly during the period from April 25, 1995, to June 2, 2003.
The calculation of pension benefits under the plan is determined by the following formula:
          2% x S x Y
In this formula:
S	is the average of the best five-year annual salaries received by the member during the years for which he or she accrued pensionable service or, if less than five years the average of the annual salaries for that period.

Y	is the lesser of
(i)	35, and

(ii)	the total number of years of pensionable service.
The pension is reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Participation in the plan is voluntary. For existing and eligible former MLAs, there is a six month time limit placed on the decision of whether to join the plan commencing once the Pension Commissioner establishes Regulations respecting his decisions. The same six month option period is to be made available for newly elected MLAs. Employee contributions are deducted at 7% of the total annual indemnity and allowance for MLA expenses. The balance of the current service cost, and any other special payments, are to be paid by the Province.

As at March 31, 2006 there were three members contributing to the plan, but the pension fund has not been set up as of that date and the members’ and employer’s contributions are being held in trust.

An actuarial report was completed for the Legislative Assembly Pension Plan as at March 31, 2005, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s liability for accounting purposes has been projected by the actuary to be $1.2 million as at March 31, 2006.

E.	University of Manitoba

The University of Manitoba administers the University of Manitoba Pension Plan (1970), The University of Manitoba GFT Pension Plan (1986) and The University of Manitoba Pension Plan (1993). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The University of Manitoba Pension Plan (1970) and University of Manitoba Pension Plan (1993) are both money purchase plans with a defined benefit minimum. The funding for the plans requires a matching contribution from the University and the employees. The surplus from the plans, and the matching contribution, is adequate to fund the plans and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act. The plans are not indexed.

As at December 31, 2005, the University of Manitoba Pension Plans had 5,359 active members (2004 —5,215), and 985 pensioners (2004 — 953). The plans do not offer deferred pension elections.

SUMMARY FINANCIAL STATEMENTS

The actuarial present value of accrued pension benefits has been determined using the projected unit credit actuarial cost method and assumptions developed by reference to expected long-term market conditions. An actuarial valuation effective December 31, 2003 was completed in 2004 by Eckler Partners Ltd., a firm of consulting actuaries. The results of this valuation have been extrapolated by Eckler Partners Ltd. to December 31, 2005. As at December 31, 2005, the University of Manitoba Pension Plan (1970) and The University of Manitoba Pension Plan (1993) were in an actuarial surplus of $1 million (2004 — $1 million) and $6 million (2004 — $8 million), respectively. The University of Manitoba cannot access this surplus and, as a result, no asset has been recorded in the Province’s Summary Financial Statements.

The University of Manitoba recognized expenses equal to its contributions of $14 million (2004 — $13 million) for the 1970 Plan and for the 1993 Plan for the fiscal year ended March 31, 2006. Employee contributions equalled the employer contributions.

The next full actuarial valuation of the plans will be as at December 31, 2005 and will be completed in 2006.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan. The University’s contributions to this plan were $1 million in 2006 (2005 — $1 million).

F.	Brandon University

The Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees. The surplus from the plan and the matching contribution is adequate to fund the plan and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act.

As at December 31, 2005, the Brandon University Retirement Plan had 469 active members (2004 — 469), 206 pensioners (2004 —189), and 50 deferred pensioners (2004 — 40).

The actuarial present value of accrued pension benefits has been determined using the accrued benefit method prorated on service and using assumptions recommended by the actuary and approved by the Trustees. An actuarial valuation was completed as at December 31, 2003 by Eckler Partners Ltd., a firm of consulting actuaries. As at December 31, 2005, the Brandon University Retirement Plan had no actuarial surplus (2004 — no actuarial surplus).

The Brandon University recognized expenses equal to its contributions of $2 million (2005 — $1 million). Employee contributions equalled the employer contributions.

The next full actuarial valuation of the plan will be as at December 31, 2006 and will be completed in 2007.

G.	Healthcare Employees Pension Plan — Manitoba

The Healthcare Employees Pension Plan — Manitoba (HEPP) was established in 1997 to meet the retirement needs of Manitoba’s healthcare employees and their beneficiaries. Benefits accrued from January 1, 1997 are administered in accordance with the HEPP Plan Text and governing agreements. Benefits accrued up to and including December 31, 1996 are administered in accordance with previous plans. HEPP is governed by an independent, 12 member Board of Trustees representing both union and employer participants. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

SUMMARY FINANCIAL STATEMENTS

HEPP is a defined benefit pension plan. The lifetime pension calculation is based on an amount equal to:
▪	1.5% of a member’s highest average earnings up to the Canada Pension Plan Yearly Maximum Pensionable Earnings (YMPE), and,

▪	2.0% of a member’s highest average earnings over the YMPE,

▪	multiplied by a member’s years of contributory service. The highest average earnings are determined by averaging the best five years of annualized pensionable earnings in the past eleven years prior to termination, retirement or death.
Ad hoc cost of living adjustments (COLAs) to pension benefits are reviewed every year. Members who retired on or before July 1, 2000, disabled members, and deferred vested members received a 2.34% ad hoc COLA effective January 1, 2002. COLAs were not granted for year ended December 31, 2004. As at December 31, 2004, HEPP had 35,635 active and disabled members (2003 — 34,865), 6,221 deferred vested members (2003 — 4,822), and 9,505 retired members (2003 — 8,971). There are currently 180 participating employers (2003 —185).

The Plan Text requires that an annual actuarial valuation be performed on both a going concern basis and a solvency basis by an independent actuary. Towers Perrin, a firm of consulting actuaries, prepared the most recent actuarial valuation as at December 31, 2003, using the projected unit credit actuarial cost method. As at December 31, 2003, HEPP had a going concern actuarial surplus of $5 million (2003 — $11 million). The employers cannot access this surplus and, as a result no asset has been recorded in the Province’s Summary Financial Statements.

Information for the year ended December 31, 2005 is not available due to extension of the reporting deadline to September 30, 2006 approved by the HEPP Board of Trusties.

H.	Judges’ Supplemental Pension Plan

The supplemental pension benefit for judges was determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under the Civil Service Superannuation Act (CSSA) as described above in note 12A.

The present supplemental pension benefit for judges was effective July 1, 1992. It was based upon the first Judicial Compensation Committee report of June 7, 1991. Since that time, four successive Judicial Compensation Committees have been duly appointed and amendments have been implemented to the supplemental benefits available under the Judges’ Supplemental Pension Plan.

The current supplemental pension, including amendments introduced by the most recent Judicial Compensation Committee, is summarized as follows:
▪	The supplemental pension plus the pension provided under the CSSA results in an accrual rate of 3.00% for each year of service as a judge,

▪	A cap of 70% of earnings on the combined judge’s supplemental pension and Civil Service Superannuation Pension,

▪	The overall limit that the judge’s supplemental service not exceed 23.5 years.
As at March 31, 2006, there are 63 (2005 — 61) plan members who are entitled to receive future pension benefits in accordance with the plan.
An actuarial report was completed for the Judges’ Supplemental Pension Plan as at March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s liability for accounting purposes has been calculated to be $26 million as at March 31, 2006 (2005 — $23 million). The increase in liability includes current year interest of $1 million (2005 $1 million).

SUMMARY FINANCIAL STATEMENTS

I.	Winnipeg Child and Family Services Employee Benefits Retirement Plan

The Winnipeg Child and Family Services Employee Benefits Retirement Plan (the WCFSP) was established effective December 29, 2003. The WCFSP applies to employees of the former Winnipeg Child and Family Services who transferred to the Department of Family Services and Housing and the terms apply to those who retire or terminate employment on or after December 29, 2003. These employees were previously members of the United Way Agencies’ Employee Benefits Retirement Plan (UWARP). Under a Special Pension Transfer Agreement, the services and benefits earned by those employees were transferred from UWARP to the WCFSP.

At December 31, 2005, the WCFSP had 312 active and deferred members (2004 — 634), 139 pensioners (2004—133).

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum.

The employer is required to make monthly contributions actuarially determined to provide for the normal cost of the benefits accruing to members and to provide for the proper amortization of any unfunded liability or solvency deficiency. Currently that contribution has been established at an amount equal to employee contributions. In addition, the Government made a commitment to make payments to cover an estimated solvency deficiency of $1.2 million (2005 — $1.9 million). This amount has been accrued in these statements. With payment of this deficiency, the plan is expected to be fully funded as at March 31, 2007.

The WCFSP will reflect the pension benefits earned by its members for service until June 27, 2004. No further pensionable service entitlements will accrue in the WCFSP after June 27, 2004. Subsequent to June 27, 2004, the active members of the WCFSP will become members of the Civil Service Plan (CSP) and will begin earning pension benefit entitlements under the CSP. The pension benefits for all future service of the former WCFSP members will accrue under the CSP.

An actuarial report was completed for the Winnipeg Child and Family Services Plan as at December 31, 2004, by Ellement & Ellement Ltd. The Plan has a going concern surplus of $0.8 million and the solvency ratio of 96.8% at the valuation date.

J.	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians and are not recorded in the accounts of the University.

The University of Winnipeg Pension Plan (UWPP) was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

An actuarial valuation of the UWPP was completed as at December 31, 2004 by Eckler Partners Ltd., a firm of consulting actuaries, and this valuation was updated by them to December 31, 2005. This valuation confirms that the defined benefit segment of the Plan has a solvency deficiency of $15 million. The University would normally be required under the Pension Benefit Act to make additional annual payments of $3.4 million over a five year period to retire this solvency deficiency. However, the Provincial Government has provided the University with an amnesty that enables the University to elect to defer the annual solvency payments

SUMMARY FINANCIAL STATEMENTS

over the next three years. The University made this election in September, 2005. This plan also has a going concern deficiency of $3.7 million, which will be funded by annual payments of $0.4 million over a 15 year period.
As at December 31, 2005, the University of Winnipeg Pension Plan had 663 active members (2004 — 650), 198 pensioners (2004 —187), and 79 deferred pensioners (2004 —72).
The University of Winnipeg recognized expenses equal to its contributions of $3 million (2004 — $2 million). Employee contributions equalled the employer contributions.
The next full actuarial valuation of the plan will be as at December 31, 2007 and will be completed in 2008.
13.	LONG TERM DISABILITY INCOME PLAN

The Government guarantees payments of long term disability benefits for all employees covered by the Long Term Disability Income Plan that was established on April 1, 1984. An actuarial valuation report was completed for the Long Term Disability Plan as of September 1, 2003 with projections to March 31, 2004 and March 31, 2005 which determine the Government’s liability. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined liability for accounting purposes as at March 31, 2006 was $30 million (2005 — $28 million).

14.	SEVERANCE PAY OBLIGATIONS

The amount of severance pay obligations is based on actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations when actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses are amortized over the expected average remaining service life of the related employee group. An actuarial report was completed for the severance pay liability as of March 31, 2005. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined net liability for accounting purposes as at March 31, 2006 was $280 million (2005 — $243 million).

15.	AMOUNTS HELD IN TRUST

The Government held certain fiduciary trusts for investment or administration at March 31, 2006, totalling $417 million (2005 — $394 million). Such deposits are pooled with other available funds of the Government for investment purposes and are accorded a market rate of interest.

The Government also provides a safekeeping service for various departments, agencies, boards and commissions. In this capacity, it held custodial trust funds in the form of bonds and other securities at March 31, 2006 totalling $104 million (2005 — $113 million) and title to tangible capital assets in trust in the amount of $68 million (2005 — $68 million).

The Civil Service Superannuation Fund, University of Manitoba Pension Plans, University of Winnipeg Pension Plan and Brandon University Retirement Plan have been established by legislation to administer various pension and insurance trust funds to which the Government Reporting Entity contributes but over which the Government Reporting Entity has no power of appropriation. The total assets as at December 31st are as follows:

	($ millions)
	2005	2004
Civil Service Superannuation Fund	3,550	3,096
University of Manitoba Pension Plans	968	891
University of Winnipeg Pension Plans	127	116
Brandon University Retirement Plan	93	84

	4,738	4,187

SUMMARY FINANCIAL STATEMENTS

16.	DEBT SERVICING

Debt servicing costs of $790 million (2005 — $765 million) is net of interest recoveries from Government business enterprises of $474 million (2005 — $436 million) and includes $83 million (2005 — $97 million) representing interest expense of Crown organizations (Schedule 11). Government business enterprises debt servicing costs of $517 million (2005 — $514 million) are reported on Schedule 3.

17.	AMOUNTS DUE TO THE FEDERAL GOVERNMENT

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal Accounting Error for the period of 1997 to 1999 was a $91 million loan payable owing to the Federal Government over a ten-year period commencing in 2004/05. As at March 31, 2006, this loan payable has been reduced to $71 million (2005 — $80 million) by offsetting an adjustment to unapplied taxes and the payment of an instalment of $9 million.

To offset negative adjustments to the 2004 Equalization payments, the Federal Government provided to the Province a net loan payable of $38 million. Repayment of this loan payable is scheduled to begin in April, 2006 and continue over a five year period. Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Federal Government provided to the Province a net loan payable of $9 million. Repayment of this loan is scheduled to begin in April, 2006 and continue over a five year period.

Through the Manitoba Opportunities Fund Ltd., the Province holds and invests deposits made through the Federal Department of Citizenship and Immigration Canada’s (CIC) Immigrant Investor Program. The Federal Immigrant Investor Program seeks to attract experienced persons and capital to Canada. Investors must demonstrate business experience and make an investment into the program. The funds are distributed among participating Provinces. These funds are returned to the investor after a period of 5 years. As at March 31, 2006 the Province has loans payable of $75 million (2005 — $39 million) to be repaid to the Federal Government five years after receipt.

18.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate interest rate risk and the risks attached to foreign currency fluctuations. The Province does not use derivatives for speculative purposes. Gains or losses realized arising from derivative transactions are deferred and amortized over the remaining life of the derivative contract.

Hedges are created primarily through derivatives (swaps), which are legal contracts under which the Province agrees with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps can also be used to exchange cash flows involving different currencies. Swaps allow the Province to effectively manage the terms of its existing obligations and thereby convert them into obligations that meet the Provinces risk parameters.

Other derivative instruments used by the Province include forward foreign exchange contracts and forward interest rate agreements. Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including foreign exchange forward contracts as well as swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and US dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $79 million (2005 — $84 million).

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt as well as through the use of future US dollar revenue streams and US dollar sinking funds in relation to debt incurred on behalf of Manitoba Hydro Electric Board.

SUMMARY FINANCIAL STATEMENTS

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding at March 31, 2006, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.
Derivative Portfolio Notional Value
As at March 31, 2006

	Maturity in Fiscal Year ($millions)
						6-10	Over
Derivatives	2007	2008	2009	2010	2011	Years	10 Years	Total
Interest rate swaps	2,040	1,175	836	2,158	2,176	6,516	5,233	20,134
Cross currency swaps	552	462	984	609	234	972	2,915	6,728
Forward foreign exchange contracts	123					208		331

Total	2,715	1,637	1,820	2,767	2,410	7,696	8,148	27,193

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2006.
Credit Risk Exposure
As at March 31, 2006

	($ millions)
	2006	2005
Gross credit risk exposure 1	59	172
Less: Netting 2	(762)	(967)
Net Credit Risk Exposure	(703)	(795)

1	Gross credit risk exposure is the gross credit exposure to counterparties with net positive exposures (the respective counterparties owe the Province.)

2	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for close out netting when contracts do not have co-terminus settlement dates (the Province owes the respective counterparties).
As at March 31, 2006, the Province has no net credit risk exposure, but has a net liability to counterparties.
The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) with all of its counterparties that provide for termination netting and if applicable payment netting. Net credit risk exposure is the potential loss including the mitigating impact of these netting provisions.
A one percent (100 basis points) increase in interest rates would increase debt servicing costs by $13.5 million (2005 — $11.8 million). Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and cash equivalents (Note 2), at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs and sinking funds as alternative sources of liquidity.

SUMMARY FINANCIAL STATEMENTS

In accordance with the Manitoba Hydro-Electric Board’s (Hydro) Exposure Management Program, revenues used as hedges are firm US dollar export revenues which are translated at the historical book value exchange rates of the respective US dollar denominated debt obligations to which the firm revenues are linked and for which they, together, form an effective hedge. For purposes of bridging the timing of US dollar denominated debt maturities and the US dollar revenue streams used to hedge those debt maturities, Hydro utilizes US dollar sinking funds.

19.	RELATED PARTY TRANSACTIONS
A.	Related Party Borrowings

Borrowings include $330 million (2005 — $306 million) owed to Manitoba Public Insurance Corporation related to the capital financing of school board and health care facilities as well as $250 million (2005 — $197 million) for the financing of general Government programs. A nil balance (2005 — $10 million) is owed to Manitoba Hydro-Electric Board for the capital financing of health care facilities and $45 million (2005 — $45 million) is payable to the Manitoba Liquor Control Commission.

These loans and debentures are repayable over a term from 2007 to 2025 at varying interest rates ranging from 0% to 12.25%.

B.	Water Power Rentals

Water power rental revenue from the Manitoba Hydro-Electric Board (Hydro), in the amount of $125 million (2005 — $105 million), is included in the Summary Statement of Revenue and Expense under the Manitoba Collections category. These rentals are paid for the use of water resources in the operation of Hydro’s hydroelectric generating stations. Water rental rates during the year were $3.34 per megawatt hour (MW.h) (2005 — $3.34 per MW.h).

C.	Guarantee Fees

Manitoba Hydro-Electric Board (Hydro) remits guarantee fees to the Government based on the Hydro debt that the Province guarantees on their behalf. The guarantee fees paid by Hydro for the year ended March 31, 2006 were $69 million (2005 — $70 million).

The Government guarantees and administers Manitoba HydroBonds. Outstanding bonds as at March 31, 2006 totalled $485 million (2005 — $654 million). The bonds carry fixed and variable coupon rates that range from 3.1% to 10.0%. Manitoba HydroBonds are redeemable at the option of the holder.

D.	Revenue From Government Business Enterprises

Under the Workplace Safety and Health Act of Manitoba, The Workers Compensation Board supports the administrative expenses incurred by the Department of Labour and Immigration for The Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2006 was $7 million (2005 — $7 million).

The Manitoba Lotteries Corporation provided $3 million in funding for the year ended March 31, 2006 (2005 — $2 million) to the Addictions Foundation of Manitoba for problem gambling services programming. Manitoba Hydro-Electric Board paid Corporation Capital Tax of $37 million for the year ended March 31, 2006 (2005 — $34 million).

E.	Purchase of Winnipeg Hydro

The Purchase of Winnipeg Hydro Act received Royal Assent on August 9, 2002. In the 2003 fiscal year, the Manitoba Hydro-Electric Board entered into an agreement with the City of Winnipeg to purchase all of the net assets of Winnipeg Hydro. The consideration principally consisted of annual payments to the City of Winnipeg of $25 million per annum in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million.

SUMMARY FINANCIAL STATEMENTS

F.	Driver Licencing Operations

Effective October 4, 2004, the Province of Manitoba transferred management and administration of driver licencing to the Manitoba Public Insurance Corporation (MPIC), including all aspects pertaining to driver safety, vehicle registration and driver licencing including all related financial, administrative and data processing services.

The Province of Manitoba has agreed to provide funding to MPIC in the amount of $21 million annually, into perpetuity, to defray the cost borne by MPIC as a result of the transfer.

MPIC, on behalf of the Province of Manitoba, collects and transfers motor vehicle registration fees to the Province. For the fiscal year ended March 31, 2006, these fees totalled $98 million (2005 — $85 million). Effective October 4, 2004, MPIC is also responsible for collecting and transferring driver licencing fees to the Province of Manitoba. For the fiscal year ended March 31, 2006 these fees totalled $19 million (the six month period ended March 31, 2005 — $9 million).
20.	COMPARATIVE FIGURES

Certain of the 2005 financial statement figures have been reclassified to be consistent with the 2006 presentation.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 1
SUMMARY STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2006

	($ millions)
	2006	2005
TAXATION REVENUE:
Corporation capital tax	1	10
Corporation income tax	64	58
Gasoline tax	13	13
Health and education levy	30	27
Individual income tax	126	121
Insurance corporation tax	14	14
Motive fuel tax	9	8
Oil and natural gas tax	1	—
Retail sales tax	123	119
Revenue Act, 1964, part 1	9	8
Tobacco tax	17	19

	407	397

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and social transfers	4	3
Municipal corporations	37	46
Provincial and Territories	18	24
Shared cost programs/agreements	169	127
Other	20	20

	248	220

INTEREST:
Province of Manitoba sinking fund	24	26
Other investments	7	6

	31	32

OTHER:
Health and social services	91	127
Manitoba Hydro-Electric Board	11	10
Manitoba Liquor Control Commission	23	20
Manitoba Lotteries Corporation	6	3
Morris-Macdonald School Division	—	1
Sundry departmental revenue	61	59
Other	104	133

	296	353

	982	1,002

Less: Allowances	82	102

	900	900

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 2
SUMMARY STATEMENT OF LOANS AND ADVANCES
As at March 31, 2006

	($millions)
	2006	2005
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Liquor Control Commission	—	5
Manitoba Hydro-Electric Board	6,625	6,548
Manitoba Lotteries Corporation	237	246

	6,862	6,799

OTHER:
Loans and Mortgages – Note 1	608	656
Hudson Bay Mining and Smelting Co. Ltd – Note 2	16	17
Manitoba Potash Corporation – Note 3	4	4
Manitoba student loans – Note 4	29	22
Regional family services agencies – Note 5	14	9
Rural economic development initiatives program – Note 6	3	3
Other	2	1

	676	712
Less: Valuation allowance	91	91

	585	621

	7,447	7,420
Less: Sinking funds provided for repayment of applicable debt	586	579

	6,861	6,841

Less: Debt incurred for and repayable by the Manitoba-Hydro Electric Board and Manitoba Lotteries Corporation	6,276	6,215

NET LOANS AND ADVANCES	585	626

The Government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2044, bearing interest rates from nil to 13.375%

Note 1

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2032, bearing interest rates ranging from 2.25% to 14.5%.	345	358
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2024, bearing interest rates ranging from 0.0% to 13.5%.	162	167
Business development assistance loans, due in varying annual amounts to the year 2013, bearing interest rates ranging from nil to 9.875%.	77	106
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2009, bearing interest rates ranging from 3.5% to 6.75%.	24	25

	608	656

Note 2 – environmental improvement loan, due in varying amounts to the year 2008, bearing no interest and guaranteed with an irrevocable letter of credit.
Note 3 – advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 3/4%.
Note 4 – student loans, payment and interest free until 6 to 12 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 2.5%.
Note 5 – advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.
Note 6 – Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF SUMMARY OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2006
($ millions)

				RESOURCE	TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	DEVELOPMENT	2006	2005
RESULTS OF OPERATIONS
Revenues from operations	2,399	1,254	1,170	—	4,823	4,217

Expenses: From operations	1,481	1,183	684	—	3,348	3,024
Debt servicing	503	—	14	—	517	514

Total expenses	1,984	1,183	698	—	3,865	3,538

Net income	415	71	472	—	958	679
Transfers to the Government	—	—	(473)	—	(473)	(458)

	415	71	(1)	—	485	221
Other comprehensive income	—	31	—	—	31	37

Net increase in equity in Government business enterprises	415	102	(1)	—	516	258

FINANCIAL POSITION
Assets:
Cash and temporary investments	119	92	41	1	253	110
Amounts receivable	427	265	32	—	724	681
Portfolio investments — Due from the Province	—	—	45 *	—	45	558
Due from others	—	2,663	—	—	2,663	1,863
Capital assets	7,713	43	231	—	7,987	7,766
Pension assets	719	—	—	—	719	615
Other assets	652	93	37	—	782	666

Total assets	9,630	3,156	386	1	13,173	12,259

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,125	550	94	—	1,769	1,527
Long-term debt: Owing to the Province	6,070	—	237	1	6,308	6,246
Owing to others	544	—	1	—	545	648
Provision for future benefits: Pension obligations	606	124	47	—	777	714
Future cost of existing claims	—	2,034	—	—	2,034	1,900

Total liabilities	8,345	2,708	379	1	11,433	11,035

Equity in Government business enterprises	1,285	448	7	—	1,740	1,224

*	Represents pension assets invested with the Province
For Government business enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4
SUMMARY STATEMENT OF LONG-TERM INVESTMENTS
As at March 31, 2006

	($ millions)
	2006	2005
OTHER INVESTMENTS, AT COST

Common shares —
Manitoba Potash Corporation — 490,000 shares	5	5
Preferred shares — 3863620 Canada Limited — 11,000,000 shares	11	11
Special shares — Crocus Investment Fund — 2,000,000 shares	2	2
Debentures —
Municipalities	2	2
Profit sharing agreement — Hudson Bay Mining and Smelting re: Ruttan Mine	—	11
Other —
Limited partnership investments	14	14

	34	45

Less: Valuation allowance	30	41

	4	4

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 5
SUMMARY STATEMENT OF BORROWINGS
As at March 31, 2006
($ millions)

Fiscal			Canada		Promissory Notes
Year			Pension	Loans and	and
of	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Maturity	Cdn	US	Cdn	Cdn	Cdn	2006	2005
2006	—	—	—	—	—	—	2,172
2007	1,188	584	150	—	325	2,247	1,943
2008	1,526	—	90	—	—	1,616	1,616
2009	1,940	288	106	—	—	2,334	2,296
2010	738	463	115	—	—	1,316	1,419
2011	841	292	103	—	—	1,236	828

2006-2011	6,233	1,627	564	—	325	8,749	10,274

2012-2016 Operating Fund	3,389	396	177	—	—	3,962	3,071
2017-2026 Operating Fund	3,432	817	15	237	—	4,501	4,137
2027-2045 Operating Fund	2,343	—	—	—	—	2,343	2,041
2007-2016 Government of Canada (Note 17)	—	—	—	193	—	193	166
2007-2019 Government Business Enterprises (Note 19)	—	—	—	375	—	375	361
2007-2043 Crown Organizations	—	—	—	216	—	216	222

2012-2045	9,164	1,213	192	1,021	—	11,590	9,998

Total borrowings	15,397	2,840	756	1,021	325	20,339	20,272

Reduced by:
Unamortized debt issue costs	(9)	(6)	—	—	—	(15)	(22)
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents	(1,765)	—	—	—	—	(1 ,765)	(1,860)

	13,623	2,834	756	1,021	325	18,559	18,390

	March 31/06	March 31/05
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	14,667	14,385
Foreign issues hedged to Canadian dollars	2,834	2,947
U.S. dollars	2,221	2,056
Foreign issues hedged to U.S. dollars	617	884

Total borrowings	20,339	20,272

Note 1:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note 2:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note 3:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 3.25% to 11.33%.

ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 3.787% and the highest set at 7.33% as at March 31, 2006.

iii)	Floating U.S. — U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 5.0455% and the highest set at 5.4255% as at March 31, 2006.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 6
SUMMARY STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND DEFERRALS
As at March 31, 2006

	($ millions)
	2006	2005
Accounts payable	846	801

Accrued charges:
Interest accrued on borrowings and trust funds	234	232

Other accrued liabilities:
Canadian Agricultural Income Stabilization	110	66
Compensation for Victims of Crime	19	18
Disaster assistance	17	1
Flood claims	15	15
Hepatitis C assistance	6	6
Land acquisition claims	2	2
Long Term Disability Income Plan	30	28
Manfor Ltd. divestiture	1	1
Net Income Stabilization Account Program (NISA)	—	1
Enviromental Liabilities	147	148
Salaries and benefits	585	582
Tripartite Land Assembly Program	3	3
Workers compensation claims	10	7
Other	12	34

	957	912

Provision for future losses on guarantees (Note 7)	20	18

Deferred Revenue
Deferred Contributions Related to Future Expense	50	57
Government of Canada — Advances re: Shared Cost Programs Not Yet Claimed	98	113
Research and Special Funds	96	87
Tuition and Education Fees	17	13
Vehicle Registration	43	42
Other	36	30

	340	342

	2,397	2,305

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 7
SUMMARY STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2006
($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2006	2005
Cost

Opening cost, as previously reported	71	2,860	1,340	401	273	222	1,841	81	27	7,116	5,769

New organizations included in the Government Reporting Entity (Note 4)	3	77	26	18	4	2	—	—	—	130	1,156

Opening cost restated (*)	74	2,937	1,366	419	277	224	1,841	81	27	7,246	6,925
Add:
Additions during the year	6	209	91	29	63	5	82	2	44	531	435
Assets acquired in prior years	—	3	—	—	—	—	—	—	—	3	—

Less:
Disposals and write downs	(1)	(12)	(19)	(7)		—	—	—	—	(39)	(105)
Settlements and reclassifications	—	30	8	19	(59)	5	2	2	(7)	—	(9)

Closing cost	79	3,167	1,446	460	281	234	1,925	85	64	7,741	7,246

Accumulated amortization
Opening, as previously reported	—	1,197	916	197	—	34	874	50	—	3,268	2,638

New organizations included in the Government Reporting Entity (Note 4)	—	29	18	14	—	2	—	—	—	63	540

Opening accumulated amortization restated (*)	—	1,226	934	211	—	36	874	50	—	3,331	3,178
Add:
Amortization	—	74	85	35	—	3	67	2	—	266	254
Assets acquired in prior years	—	3	—	—	—	—	—	—	—	3	—

Less:
Accumulated amortization on disposals, write downs, reclassifications	—	(7)	(23)	—	—	1	—	—	—	(29)	(101)

Closing accumulated amortization	—	1,296	996	246	—	40	941	52	—	3,571	3,331

Net Book Value of Tangible Capital Assets	79	1,871	450	214	281	194	984	33	64	4,170	3,915

*	Effective April 1, 2004, the Government included the capitalization of infrastructure as part of the tangible capital assets.
During the year the Province capitalized $0.8 million of interest relating to assets under construction. (2005 — $0.5 million)

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES COMPRISING THE
GOVERNMENT REPORTING ENTITY
CONSOLIDATED FUND:
OPERATING FUND
AND SPECIAL FUNDS:
Abandonment Reserve Fund
Debt Retirement Fund
Farm Machinery and Equipment Act Fund
Fiscal Stabilization Fund
Land Titles Assurance Fund
Manitoba Law Reform Commission
Manitoba Trucking Productivity Improvement Fund
Mining Community Reserve
Mining Rehabilitation Reserve
Pension Assets Fund
Quarry Rehabilitation Reserve
Veterinary Science Scholarship Fund
Victims Assistance Fund
CROWN ORGANIZATIONS:
Addictions Foundation of Manitoba
Assiniboine Community College
Board of Administration under the Embalmers and Funeral Directors Act
Brandon University
CancerCare Manitoba
Centre culturel franco-manitobain
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
College universitaire de Saint-Boniface
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Council on Post-Secondary Education
Crown Corporations Council
Diagnostic Services of Manitoba Inc.
Economic Innovation and Technology Council
First Nations of Northern Manitoba Child & Familly Services Authority
First Nations of Southern Manitoba Child & Family Services Authority
General Child and Family Services Authority
Helen Betty Osborne Foundation
Horse Racing Commission

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8
(cont’d)
Insurance Council of Manitoba
Legal Aid Services Society of Manitoba
Manitoba Adolescent Treatment Centre Inc.
Manitoba Agricultural Services Corporation
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Development Corporation
Manitoba Film and Sound Recording Development Corporation
Manitoba Floodway Authority
Manitoba Gaming Control Commission
Manitoba Habitat Heritage Corporation
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Manitoba Housing and Renewal Corporation
Manitoba Opportunities Fund Ltd.
Manitoba Trade and Investment Corporation
Manitoba Water Services Board
Metis Child and Family Services Authority
Public Schools Finance Board
Red River College
Regional Health Authorities (including controlled organizations)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 8
(cont’d)
Special Operating Agencies Financing Authority
Civil Legal Services
Companies Office
Fleet Vehicles Agency
Food Development Centre
Industrial Technology Centre
Land Management Services
Manitoba Education, Research and Learning
Information Networks (Merlin)
Manitoba Securities Commission
Manitoba Text Book Bureau
Materials Distribution Agency
Office of the Fire Commissioner
Organization and Staff Development
Pineland Forest Nursery
The Property Registry
The Public Trustee
Vital Statistics Agency
Sport Manitoba Inc.
Tire Stewardship Board
Travel Manitoba
University College of The North
University of Manitoba
University of Winnipeg
Venture Manitoba Tours Ltd.
GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 5)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board
Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
Manitoba Product Stewardship Corporation
Resource Development:
Leaf Rapids Town Properties Ltd.
Manitoba Hazardous Waste Management Corporation

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 9
RECONCILIATION OF OPERATING FUND BUDGETARY BALANCE
TO SUMMARY NET INCOME
As at March 31, 2006

	($ millions)
		2005-06	2004-05
		Operations	Summary
	2005-06	per Entity	Net Income
	Summary	Financial	(loss)
	Budget	Statements	as restated
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	146	226	541

CROWN ORGANIZATIONS
Brandon University	—	1	1
CancerCare Manitoba	2	(1)	2
Collège universitaiire de Saint-Boniface	—	2	—
Diagnostic Services of Manitoba Inc.	—	—	(1)
Manitoba Agricultural Services Corporation	(22)	(131)	(85)
Manitoba Development Corporation	—	6	—
Manitoba Gaming Control Commission	—	—	(1)
Manitoba Habitat Heritage Corporation	—	1	—
Manitoba Housing and Renewal Corporation	—	1	2
Manitoba Opportunities Fund	—	1	—
Manitoba Water Services Board	—	—	(1)
Public Schools Finance Board	—	18	6
Red River College	—	3	3
Regional Health Authorities and controlled organiztions	6	(45)	(13)
Special Operating Agencies Financing Authority	11	4	(1)
University College of the North	—	1	(1)
University of Manitoba	29	67	73
University of Winnipeg	—	—	3
Venture Manitoba Tours Ltd.	(1)	5	(1)

TOTAL CROWN ORGANIZATIONS	25	(67)	(14)

Adjustments on Consolidation	—	(63)	4

TOTAL OPERATING FUND AND SPECIAL FUNDS AND CROWN ORGANIZATIONS	171	96	531

GOVERNMENT BUSINESS ENTERPRISES
Leaf Rapids Town Properties Ltd.	—	—	(1)
Manitoba Hazardous Waste Management Corporation	—	(1)	(1)
Manitoba Hydro — Electric Board	210	415	136
Manitoba Liquor Control Commission	187	196	185
Manitoba Lotteries Corporation	271	277	273
Manitoba Product Stewardship Corporation	(1)	—	(1)
Manitoba Public Insurance Corporation	8	48	79
Workers Compensation Board	16	23	9

	691	958	679
Less: Adjustments on Consolidation	(458)	(473)	(458)

TOTAL GOVERNMENT BUSINESS ENTERPRISES (Schedule 3)	233	485	221

PENSION LIABILITY INCREASE	(206)	(206)	(190)

TOTAL SUMMARY NET INCOME	198	375	562

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 10
RECONCILIATION OF OPERATING FUND ACCUMULATED DEFICIT
TO SUMMARY ACCUMULATED DEFICIT
As at March 31, 2006

	($ millions)
	Restated
	Accumulated	2005-06	Adjustments to	Accumulated
	Surplus	Summary	Accumulated	Surplus
	(Deficit)	Net Income	Surplus	(Deficit)
	March 31, 2005	(loss)	(Deficit)	March 31, 2006
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	(6,210)	226	—	(5,984)
CROWN ORGANIZATIONS
Addictions Foundation of Manitoba	4	—	—	4
Assiniboine Community College	8	—	—	8
Brandon University	8	1	—	9
CancerCare Manitoba	10	(1)	—	9
Child and Family Services of Western Manitoba	1	—	—	1
Collège universitaire de Saint-Boniface	28	2	—	30
Diagnostic Services of Manitoba Inc.	(1)	—	—	(1)
First Nations of Northern Manitoba Child & Family Services	1	—	—	1
Manitoba Adolescent Treatment Centre	1	—	—	1
Manitoba Agricultural Services Corporation	218	(131)	—	87
Manitoba Development Corporation	3	6	—	9
Manitoba Gaming Control Commission	1	—	—	1
Manitoba Habitat Heritage Corporation	4	1	—	5
Manitoba Health Services Insurance Plan	1	—	—	1
Manitoba Housing and Renewal Corporation	(245)	1	—	(244)
Manitoba Opportunities Fund	—	1	—	1
Manitoba Water Services Board	(2)	—	—	(2)
Public Schools Finance Board	—	18	—	18
Red River College	13	3	—	16
Regional Health Authorities and controlled organizations	121	(45)	—	76
Special Operating Agencies Financing Authority	48	4	—	52
University College of the North	4	1		5
University of Manitoba	761	67	—	828
University of Winnipeg	48	—	—	48
Venture Manitoba Tours	(9)	5	—	(4)

	(5,184)	159	—	(5,025)

Adjustments on Consolidation	966	(63)	—	903

	(4,218)	96	—	(4,122)

GOVERNMENT BUSINESS ENTERPRISES
Manitoba Hydro — Electric Board	870	415	—	1,285
Manitoba Liquor Control Commission	—	196	(196)	—
Manitoba Lotteries Corporation	5	277	(277)	5
Manitoba Product Stewardship Corporation	3	(1)	—	2
Manitoba Public insurance Corporation	216	48	—	264
Workers Compensation Board	130	23	31	184

	1,224	958	(442)	1,740

Adjustments on Consolidation	—	(473)	473	—

	1,224	485	31	1,740

PENSION LIABILITY	(3,761)	(206)	—	(3,967)

TOTAL SUMMARY BALANCES	(6,755)	375	31	(6,349)

Note — Differences may result from rounding.

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 11
SUMMARY STATEMENT OF EXPENSE BY TYPE
For the Year Ended March 31, 2006

	($ millions)
	2006	2005
Personnel Services	3,705	3,546
Grants/Transfer Payments	2,735	2,499
Transportation	101	96
Communications	53	55
Supplies and Services	1,077	899
Social Assistance Related	709	680
Other Operating	853	742
Debt Servicing — Provincial Departments (Note 16)	707	668
— Crown Organizations (Note 16)	83	97
Minor Capital	61	42
Amortization of Tangible Capital Assets (Schedule 7)	266	254

	10,350	9,578